UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material under §240.14a-12

TOKAI PHARMACEUTICALS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following disclosures were included in a Current Report on Form 8-K dated April 28, 2017.

On April 7, 2017, Tokai Pharmaceuticals, Inc. (“Tokai” or the “Company”) filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the special meeting of Tokai’s stockholders scheduled to be held on May 9, 2017 in order to, among other things, obtain the stockholder approvals necessary to complete the purchase by Tokai of all of the ordinary and preferred shares of Otic Pharma, Ltd., a private limited company organized under the laws of the State of Israel (“Otic”), in exchange for shares of Tokai common stock (the “Otic Transaction”), on the terms and subject to the conditions set forth in the Amended and Restated Share Purchase Agreement, dated as of March 2, 2017, among Tokai, Otic, and the shareholders of Otic named therein (the “Share Purchase Agreement”).

With this filing, Tokai is hereby supplementing its disclosure in the Definitive Proxy Statement in connection with litigation brought by its stockholders, which is described below. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Tokai and the other named defendants believe the claims asserted in the litigation to be without merit, intend to defend against them vigorously, and deny any wrongdoing alleged in the litigation.

Stockholder Litigation

In connection with the Otic Transaction, two putative securities class actions have been filed in the U.S. District Court for the District of Massachusetts against Tokai, Jodie P. Morrison, Seth L. Harrison, Stephen Buckley, Jr., Cheryl L. Cohen, David A. Kessler, and Joseph A. Yanchik, III. The two complaints are captioned as follows: Bushansky v. Tokai Pharmaceuticals, Inc., et al., No. 1:17-cv-10621-DPW (filed April 11, 2017), and Wilson v. Tokai Pharmaceuticals, Inc., et al., No. 1:17-cv-10645-DPW (filed April 14, 2017). Each lawsuit alleges that the Definitive Proxy Statement made false and misleading statements and omissions in connection with the Otic Transaction, in violation of the Securities Exchange Act of 1934 and Rule 14a-9, promulgated thereunder. Each plaintiff seeks to represent a class of all persons and entities that own Tokai common stock. Each lawsuit seeks, among other things, preliminary and permanent injunctions of the Otic Transaction unless Tokai discloses certain information requested by plaintiff, rescission and unspecified damages if the Otic Transaction is consummated, and attorneys’ fees. We refer to these two actions collectively as the “Stockholder Litigation.”

The Company believes that no supplemental disclosures are required under applicable laws. However, to avoid the risk of the Stockholder Litigation delaying or adversely affecting the closing of the Share Purchase Agreement and to minimize the expense of defending the Stockholder Litigation, and without admitting any liability or wrongdoing, the Company is making certain disclosures below that supplement and revise those contained in the Definitive Proxy Statement, which we refer to as the “litigation-related supplemental disclosures.” The litigation-related supplemental disclosures contained below should be read in conjunction with the Definitive Proxy Statement, which is available on the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, along with periodic reports and other information the Company files with the Securities and Exchange Commission. The Company and the other named defendants deny that they have committed or assisted others in committing any violations of law or breaches of duty to Company stockholders, and expressly maintain that they have complied with their fiduciary and other legal duties and are providing the litigation-related supplemental disclosures below solely to try to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the Share Purchase Agreement that might arise from further litigation. Nothing in the litigation-related supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the litigation-related supplemental disclosures. To the extent that the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. References to sections and subsections herein are references to the corresponding sections or subsections in the Definitive Proxy Statement, all page references are to pages in the Definitive Proxy Statement, and terms used herein, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

1.	The section of the Definitive Proxy Statement entitled “The Otic Transaction – Background of the Otic Transaction” is hereby supplemented as follows:

a.	The second sentence of the last paragraph on page 75 (such paragraph beginning with “During the process, Tokai sought …”) of the Definitive Proxy Statement is hereby amended and restated as follows:

However, all of the parties which provided written non-binding indications of interest to Tokai had only expressed an interest in pursuing a reverse merger transaction, and none of these parties expressed an interest in acquiring galeterone or the ARDA program or entering into another kind of strategic transaction. For this reason, and in light of the decision to discontinue enrollment in ongoing galeterone clinical trials, including ARMOR3-SV, and not to proceed with a planned study of galeterone and not invest any further in the early stage ARDA program, the Tokai management and the Tokai Board each ascribed minimal value to galeterone and the ARDA program, projected no future revenue from galeterone or the ARDA program, and therefore provided no projections regarding galeterone or the ARDA program to Wedbush.

b.	The following paragraph is hereby inserted immediately after the fourth full paragraph on page 76 (such paragraph beginning with “In conducting these evaluations, …”) of the Definitive Proxy Statement:

The confidentiality agreement that Tokai entered into with each third party prior to holding discussions with the third party regarding a possible strategic transaction included a standstill provision under which the third party agreed, for a specified period of time, that it would not (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of Tokai, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets; (b) any tender or exchange offer, merger or other business combination involving Tokai; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Tokai; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Tokai; or (ii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Tokai. As part of this undertaking, the third party agreed that it would not during such period request Tokai (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of the standstill. Such standstill provisions under certain confidentiality agreements, including those applicable to Company A, Company B and Company C, are still in effect. Certain of the other confidentiality agreements that Tokai entered into with third parties provide for the termination of the standstill provisions upon Tokai’s entry into, or the announcement of Tokai’s entry into, a definitive agreement for the sale, transfer or disposition of more than 50% of its assets or outstanding voting securities, or in certain cases, the sale, transfer or disposition of substantially all of its assets or outstanding voting securities, and such standstill provisions are no longer in effect. In addition, Tokai is not prohibited under the Share Purchase Agreement from amending, or granting a waiver or release, under any such standstill provision with respect to any capital stock of such party with any qualified person, as defined below.

c.	The following paragraph is hereby inserted immediately after the third full paragraph on page 80 (such paragraph beginning with “On November 7, 2016, …”) of the Definitive Proxy Statement:

Following the Transaction Committee meeting on November 7, 2016, at the direction of the Transaction Committee, Wedbush corresponded between November 7, 2016 and November 22, 2016 with the six high priority companies other than Otic and Company B with which Tokai held in-person diligence meetings and either informed them that the Transaction Committee had decided to not pursue a transaction with them or received indication from the parties that they no longer were interested in pursuing the transaction with Tokai. Subsequent to this correspondence, neither Tokai nor Wedbush had any further communications with those potential counterparties regarding a transaction with Tokai.

d.	The following is hereby inserted immediately before the penultimate sentence in the first full paragraph on page 82 (such paragraph beginning with “On November 29, 2016, …”) of the Definitive Proxy Statement:

The representatives of Otic discussed its development plans for the OP-01 and OP-02. Representatives from Otic indicated an intent to reformulate OP-01 with a second active pharmaceutical ingredient and to continue the on-going development with respect to OP-02.

e.	The following is hereby inserted immediately following the last sentence in the last paragraph on page 84 (such paragraph beginning with “On December 15, 2016, representatives of Company A …”) of the Definitive Proxy Statement:

Tokai did not communicate with Company A regarding the revised draft of the merger agreement. Instead, Tokai management continued to conduct diligence regarding Company A and to communicate with Company A in connection with such diligence.

f.	The following is hereby inserted immediately following the last sentence in the first paragraph on page 85 (such paragraph beginning with “On December 20, 2016, representatives of Company C …”) of the Definitive Proxy Statement:

Tokai did not communicate with Company C regarding its final written non-binding indication of interest, which Company C termed its “best and final offer.”

2.	The section of the Definitive Proxy Statement entitled “The Otic Transaction – Opinion of Tokai’s Financial Advisor” is hereby supplemented as follows:

a.	The third full paragraph on page 92 (such paragraph beginning with “Wedbush further relied on …”) of the Definitive Proxy Statement is hereby amended and restated as follows:

Wedbush further relied on the assurances of Tokai’s management that they were unaware of any facts that would make the information provided to Wedbush incomplete or misleading. Except for certain estimates of liabilities expected to be incurred by Tokai in connection with a potential liquidation of Tokai prepared by management of Tokai and estimated equity values of Tokai upon liquidation prepared by management of Tokai, Wedbush did not make and was not provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities, nor did Wedbush make any physical inspection of the properties or assets, of Tokai or Otic. Further, as the Tokai board of directors was aware, Otic’s management did not provide Wedbush with, and Wedbush did not otherwise have access to, financial forecasts regarding Otic’s business, and, accordingly, Wedbush did not perform either a discounted cash flow analysis or any multiples-based analyses with respect to Otic. Given Otic’s current lack of revenue and the uncertain nature of any revenue forecasts, a discounted cash flow analysis and multiples-based analyses were considered to be of little value. Wedbush did provide the Tokai board of directors with expense forecasts for Otic for the five years ending December 31, 2021 set forth below, which were derived from a model provided to Wedbush by Otic:

	Year Ending December 31,
($ in thousands)	2017	2018	2019	2020	2021	5 Year Total
SG&A	$4,464	$5,164	$5,481	$5,695	$5,936	$26,740
R&D	$5,592	$7,563	$19,936	$23,306	$12,339	$68,735

Total	$10,055	$12,727	$25,417	$29,001	$18,275	$95,475

This prospective financial model was prepared assuming a closing of the Otic Transaction on or about February 28, 2017. Further, the financial model presented by Wedbush excluded any expenses associated with Tokai’s continued operations as a public company.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Otic’s management. No independent registered accounting firm has examined, compiled or performed any procedures with respect to the accompanying prospective financial information or expressed an opinion or any other form of assurance with respect thereto. The independent registered accounting firm reports included or incorporated into this proxy statement relate to historical financial information and do not extend to the prospective financial information and should not be read to do so.

With respect to such operating expense forecasts of Otic, upon the advice of Tokai and Otic, Wedbush assumed that the projections on which Wedbush based the information provided to the Tokai board of directors were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Otic as to the future operating expenses of Otic and that Otic will perform substantially in accordance with such projections. Wedbush further assumed no responsibility for and expressed no view as to any such projections or the assumptions on which they are based. Wedbush did not evaluate the solvency or fair value of Tokai, Otic, or any of their subsidiaries (or the impact of the transactions contemplated by the Share Purchase Agreement thereon) under any law relating to bankruptcy, insolvency or similar matters. Further, the operating expenses forecasts of Otic presented by Wedbush were based on projections prepared by Otic as of December 2016 and assumed that the transaction would close by February 2017. Accordingly, these forecasts are not necessarily representative of current expense projections.

b.	The penultimate sentence in the fourth full paragraph on page 93 (such paragraph beginning with “Tokai paid Wedbush a …”) of the Definitive Proxy Statement is hereby amended and restated to read as follows:

In the two years prior to the date of its opinion, Wedbush has not provided any services to Tokai, Otic or Apple Tree Partners or its affiliates.

c.	The following is hereby inserted immediately after the last sentence in the fifth full paragraph on page 94 (such paragraph beginning with “Wedbush did not perform …”) of the Definitive Proxy Statement:

For those reasons, Wedbush also did not perform any premiums- or multiples-based analyses for any of the other market data described below.

d.	The bulleted list immediately following the third full paragraph on page 95 (such paragraph beginning with “Wedbush reviewed publicly available …”) of the Definitive Proxy Statement is hereby amended and restated as follows:

Issuer	Share Price as of Dec. 20, 2016	Fully Diluted Shares Outstanding (in millions)	Market Capitalization ($ in millions)	Total ($ in millions)		Enterprise Value ($ in millions)
				Cash(1)	Debt(2)
Regenxbio Inc.	$20.65	26.5	$546.4	$184.9	$0.0	$361.6
Protagonist Therapeutics, Inc.	$22.84	18.0	$410.7	$98.5	$0.0	$312.1
Voyager Therapeutics, Inc.	$13.31	27.2	$361.8	$193.6	$0.0	$168.2
Ra Pharmaceuticals, Inc.	$14.44	22.5	$325.6	$31.2	$0.0	$294.4
Proteostasis Therapeutics, Inc.	$12.10	25.0	$302.0	$100.2	$0.0	$201.8
Madrigal Pharmaceuticals, Inc.	$15.89	11.6	$183.8	$39.6	$0.0	$144.3
Applied Genetic Technologies Corporation	$9.60	18.1	$173.5	$133.3	$0.0	$40.1
KalVista Pharmaceuticals, Inc.	$6.53	26.3	$172.0	$35.2	$0.0	$136.8
Dimension Therapeutics, Inc.	$4.35	25.2	$109.4	$93.8	$0.0	$15.7

Mean			$287.2	$101.1	$0.0	$186.1
Median			$302.0	$98.5	$0.0	$168.2

(1)	Total cash includes cash, marketable securities and short term investments
(2)	Total debt includes current and outstanding portion of long term debt obligation

e.	The table immediately following the first full paragraph on page 97 (such paragraph beginning with “Wedbush reviewed publicly available …”) of the Definitive Proxy Statement is hereby amended and restated as follows:

Announcement Date	Target	Acquiror	Type	Total Offer Valuation(1) ($ in millions)	Upfront Payment ($ in millions)	Future Contingent Payment(s) ($ in millions)
September 6, 2016	RetroSense Therapeutics	Allergan plc	Private	$555.0	$60.0	$495.0
August 1, 2016	Bamboo Therapeutics	Pfizer	Private	$688.0	$193.0	$495.0
July 5, 2016	Cormorant Pharmaceuticals	Bristol-Myers Squibb	Private	$520.0	$35.0	$485.0
December 23, 2015	PhosImmune	Agenus	Private	$44.9	$9.9	$35.0
October 21, 2015	Admune Therapeutics	Novartis AG	Private	$258.0	$140.0	$118.0
October 9, 2015	Adheron Therapeutics	Roche Holding AG	Private	$580.0	$105.0	$475.0
July 28, 2015	cCAM Biotherapeutics	Merck &Co.	Private	$605.0	$95.0	$510.0
May 1, 2014	Fibrotech Therapeutics Pty	Shire plc	Private	$557.5	$75.0	$482.5

Mean				$476.1	$89.1	$386.9
Median				$556.3	$85.0	$483.8

(1)	Total offer value is the sum of upfront and future contingent payments at announcement, and does not reflect a view as to the probability of payment of contingent payments

f.	The table immediately following the second full paragraph on page 98 (such paragraph beginning with “Wedbush reviewed publicly available …”) of the Definitive Proxy Statement is hereby amended and restated as follows:

Pricing Date	Issuer	Initial Public Offering		Fully Diluted
		Price Per Share	Net Proceeds ($ in millions)	Pre-Money Equity Value(1) ($ in millions)	Pre-Money Shares Outstanding (in millions)	Post-Money Equity Value(2,3) ($ in millions)	Post-Money Shares Outstanding (in million)
August 10, 2016	Protagonist Therapeutics, Inc.	$12.00	$90.0	$118.7	9.9	$208.7	17.4
October 25, 2016	Ra Pharmaceuticals, Inc.	$13.00	$105.4	$187.7	14.4	$293.1	22.5
March 22, 2016	Corvus Pharmaceuticals, Inc.	$15.00	$70.5	$235.6	15.7	$306.1	20.4
February 10, 2016	Proteostasis Therapeutics, Inc.	$8.00	$50.0	$105.6	13.2	$155.6	19.4
November 10, 2015	Voyager Therapeutics, Inc.	$14.00	$80.5	$296.8	21.2	$377.3	26.9
October 28, 2015	MyoKardia, Inc.	$10.00	$62.5	$218.2	21.8	$280.8	28.1
October 21, 2015	Dimension Therapeutics, Inc.	$13.00	$72.9	$283.1	21.8	$355.9	27.4
June 16, 2015	Nivalis Therapeutics, Inc.	$14.00	$88.6	$127.8	9.1	$216.3	15.5
May 6, 2015	aTyr Pharma, Inc.	$14.00	$86.3	$254.9	18.2	$341.2	24.4
July 31, 2014	Loxo Oncology, Inc.	$13.00	$76.7	$150.2	11.6	$230.0	17.7
July 23, 2014	Immune Design Corp.	$12.00	$64.9	$129.2	10.8	$194.2	16.2

Mean		$12.55	$77.1	$191.6	15.2	$246.6	21.4
Median		$13.00	$76.7	$187.7	14.4	$255.4	20.4

(1)	Pre-Money value excludes net proceeds received by the issuer from the IPO
(2)	Post-Money value includes net proceeds received by the issuer from the IPO
(3)	Loxo Oncology post-money includes gross proceeds from a concurrent private placement

3.	The section of the Definitive Proxy Statement entitled “UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION” is hereby supplemented as follows:

a.	The second sentence of the second full paragraph under the heading “4. Pro Forma Adjustments” on page 183 (such paragraph beginning with “Based on Otic’s management’s review …”) of the Definitive Proxy Statement is hereby amended and restated as follows:

Tokai does not anticipate declaring and paying any cash dividends prior to the closing of the Otic Transaction. Tokai previously estimated that its net cash at the closing would be approximately $25.0 million, based on an assumption provided to potential acquirors that, depending on the timing of closing, its net cash at closing would be between approximately $20.0 million and $25.0 million. With the closing date scheduled, Tokai now anticipates that its net cash at the closing will be approximately $20.0 million.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed Otic Transaction, Tokai filed a Definitive Proxy Statement with the SEC on April 7, 2017. The Definitive Proxy Statement was first mailed on or about April 7, 2017 to the Company’s stockholders of record as of the close of business on April 3, 2017. Stockholders of Tokai are urged to read these materials carefully because they contain important information about Tokai, Otic, and the proposed Otic Transaction and related transactions. The Definitive Proxy Statement and any amendments or supplements thereto (when such amendments or supplements become available) and other documents filed by Tokai with the SEC may be obtained free of charge through the SEC web site at www.sec.gov. They may also be obtained for free by directing a written request to: Tokai Pharmaceuticals, Inc., 255 State Street, 6th Floor, Boston, Massachusetts, 02109, Attention: Chief Financial Officer and Chief Operating Officer.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under or applicable exemption from the securities laws of any such jurisdiction.

PARTICIPANTS IN THE SOLICITATION

Tokai, Otic and each of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Tokai in connection with the transactions contemplated by the Share Purchase Agreement and the other transactions described in the Definitive Proxy Statement. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the Definitive Proxy Statement. Additional information regarding the directors and executive officers of Tokai is included in its Form 10-K/A, which was filed with the SEC on April 25, 2017.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Form 8-K may contain predictions, projections, forecasts, estimates and other information that may be considered “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 (which is applicable to Tokai, but not Otic, because Tokai, unlike Otic, is a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Such forward-looking statements include, without limitation: statements regarding the structure, timing and completion of the proposed transaction; expectations regarding the capitalization, cash balances and working capital, resources and ownership structure of the company after the transaction; expectations regarding the sufficiency of the company’s resources to fund the advancement of any development program or the completion of any clinical trial; projections regarding Otic’s future expenditures and financial results; and the expectations regarding voting by Tokai stockholders. You can typically identify forward-looking statements by the use of forward-looking terminology including “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “pro forma,” “estimate,” “project,” “continue,” “potential,” “forecast” or “anticipate” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed transaction; whether the anticipated cash resources will be sufficient to fund operations for the period anticipated and to conduct the anticipated studies; whether the necessary approvals to commence clinical trials of Otic’s product candidates can be obtained on a timely basis or at all; and whether the results of clinical trials will warrant submission for regulatory approval, any such submission will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies and, if any of such product candidates obtains such approval, it will be successfully distributed and marketed.

For a further discussion of the factors that may cause Tokai or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Tokai and Otic to complete the Otic Transaction and the effect of the Otic Transaction on the business of Tokai and the combined company, see the section entitled “Risk Factors,” beginning on page 30 of the Definitive Proxy Statement.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Tokai, Otic or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this Form 8-K and the Definitive Proxy Statement are current only as of the date on which the statements were made. Tokai and Otic expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.